Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
TeamHealth, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Third Quarter 2007 Results

KNOXVILLE, Tenn. – November 7, 2007 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the third quarter ended September 30, 2007.

The Company previously announced the decision to exit the anesthesia management services business line. During the first nine months of 2007, the Company worked to transition its existing relationships within this operation and the final phase of this business line disposal was substantially completed during the third quarter of 2007. As a result of this progress and in accordance with relevant accounting guidance, the operating results of the anesthesia management operations are reported as discontinued operations in the statement of operations for all periods presented in this release.

Net revenue less provision for uncollectibles (“revenue less provision”) in the third quarter of 2007 increased 11.1% to $314.6 million from $283.3 million in the corresponding period of 2006. Same contract revenue less provision for the quarter increased by 6.8% to $260.2 million from $243.7 million in the corresponding period of 2006. New sales, net of contracts that terminated in the period, and acquisitions contributed $13.6 million and $1.2 million of growth between corresponding periods, respectively. Net earnings were $15.4 million in the third quarter of 2007, compared to $4.5 million in the third quarter of 2006. Included in net earnings for the third quarter of 2007 was a loss from discontinued operations (net of tax benefit) of $152,000. For the third quarter of 2006, earnings from discontinued operations (net of tax expense) were $105,000.

Based upon the results of the Company’s most recent actuarial study completed in October 2007, third quarter 2007 financial results reflect a reduction in professional liability reserves related to prior years of $12.5 million. The professional liability reserve adjustment recognized in the third quarter of 2007 resulted from an improved actuarial view of prior year loss estimates due primarily to positive trends in overall frequency of claims and favorable changes in loss development assumptions.

Net revenue less provision for the nine months ended September 30, 2007 increased 13.6% to $918.5 million from $808.6 million in the corresponding period of 2006. Same contract revenue less provision for the first nine months of 2007 increased 6.7% to $725.0 million from $679.3 million in the corresponding period of 2006. New sales, net of contracts that terminated in the period, contributed $35.8 million of the period over period growth and acquisitions contributed $28.4 million of growth between corresponding periods. Net earnings were $42.1 million for the first nine months of 2007 compared to $11.6 million in the corresponding period of 2006. Included in net earnings for the nine months ended September 2007 and 2006 were losses from discontinued operations (net of tax benefit) of $0.5 million and $6.9 million, respectively.

Also included in the financial results for the nine months ended September 30, 2007 and 2006 were reductions of professional liability reserves related to prior years of $32.1 million and $12.1 million, respectively, resulting from the Company’s semiannual actuarial studies completed in the first and third quarter of each year.

As of September 30, 2007, the Company had cash and cash equivalents of approximately $19.8 million and revolving credit facility borrowing availability of $125.0 million (without giving effect to $7.1 million of undrawn letters of credit). During the third quarter of 2007, the Company made a scheduled debt payment of $1.1 million. As a result, the Company’s total outstanding debt as of September 30, 2007 was $632.6 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the nine months ended September 30, 2007 was $50.5 million compared to $31.5 million in 2006. The increase in operating cash flow between periods was primarily due to improved earnings and a reduced level of cash funding of accounts payable and other working capital payables between periods, offset by an increase in funding of accounts receivable.

Lynn Massingale, M.D., Chief Executive Officer of TeamHealth, said, “We are very pleased with our solid financial results for the third quarter of 2007. Our positive financial performance continues to benefit from key strategic initiatives and the significant investments we have made over the past several years in such critical areas as patient safety and risk management. Tangible evidence of the benefits of these investments are clearly reflected in the favorable trends we are experiencing in our professional liability costs, specifically the improving view of prior year loss estimates that we were able to recognize in the third quarter. In addition, our continued focus on improving the delivery of patient care and customer service to our patients and hospital clients is having a direct impact on our operating performance. Due to the strength of our commitment to these key areas, we have been able to establish several new hospital and physician relationships through our sales efforts and selective acquisitions.

“Our financial performance during the third quarter and for the first nine months of 2007 has been led by our core emergency department staffing operations which continue to perform very well as we start the fourth quarter. Our same contract revenue growth of 6.8% during the third quarter of 2007 benefited from billing volume growth of 2.7% and increases in estimated revenue per visit between periods. We continue to place a priority on efficient management of our working capital resulting in continued strong operating cash flows in the third quarter, which has allowed us to realize additional net debt reduction on a sequential quarter basis.

“Despite the strong performance in the third quarter, TeamHealth and all healthcare providers face challenges, most notably in the form of potential reimbursement pressures. We continued to experience an increase in the percentage of patients that do not have any form of insurance. In addition, the expected 10.1% decline in Medicare reimbursements for all physicians is slated to become effective January 1, 2008. Emergency medicine will see an additional 2% decline as currently mandated by CMS. However, consistent with past years, we hope that imminent Congressional legislative action will reverse the prescribed 10.1% Medicare physician reimbursement reduction and we hope for long term legislation that would also address the flawed methodology that continues to result in prescribed year over year reductions. TeamHealth is actively working both as an organization and with other provider groups to help achieve this objective.

“Overall, we are very excited about how TeamHealth is currently positioned in the marketplace and the opportunities we have to provide efficient solutions to our hospital customers and affiliated physicians in an increasingly demanding healthcare environment. We believe that our structure as a physician-led organization, our resources as a national provider, our commitment to patient safety issues, and the delivery of value added services to our customers should contribute to our long-term success.”

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with over 5,900 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to over 560 civilian and military hospitals, surgical centers and clinics in 45 states. For more information about TeamHealth, visit www.teamhealth.com.

Third Quarter 2007 Investor Conference Call

As previously announced, TeamHealth will hold an investor conference call at 10:00 a.m. Eastern Time on Thursday, November 8, 2007. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Thursday, November 8, 2007, through midnight on Thursday, November 15, 2007, by calling (800) 642-1687, access code 1948875.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Three Months Ended September 30,
	2007	2006
	(Unaudited)
	(In thousands)
Net revenue	$550,949	$481,033
Provision for uncollectibles	236,345	197,749

Net revenue less provision for uncollectibles	314,604	283,284
Cost of services rendered
Professional service expense	241,400	215,493
Professional liability cost	1,052	12,825

Gross profit	72,152	54,966
General and administrative expenses	28,496	26,143
Management fee and other expenses	1,217	877
Depreciation and amortization	3,868	6,109
Interest expense, net	13,639	15,205

Earnings from continuing operations before income taxes	24,932	6,632
Provision for income taxes	9,352	2,235

Earnings from continuing operations	15,580	4,397
Earnings (loss) from discontinued operations less applicable (benefit from) provision for income taxes of ($95) and $66, respectively	(152)	105

Net earnings	$15,428	$4,502

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Team Finance LLC

Financial Highlights

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)
	(In thousands)
Net revenue	$1,555,082	$1,346,624
Provision for uncollectibles	636,570	537,980

Net revenue less provision for uncollectibles	918,512	808,644
Cost of services rendered
Professional service expense	703,412	613,337
Professional liability cost	7,266	24,496

Gross profit	207,834	170,811
General and administrative expenses	83,310	74,986
Management fee and other expenses	3,035	2,690
Depreciation and amortization	10,956	19,879
Interest expense, net	41,430	43,117

Earnings from continuing operations before income taxes	69,103	30,139
Provision for income taxes	26,552	11,600

Earnings from continuing operations	42,551	18,539
Loss from discontinued operations less applicable benefit from income taxes of $312 and $2,386, respectively	(499)	(6,904)

Net earnings	$42,052	$11,635

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net earnings	$15,428	$4,502	$42,052	$11,635
Loss (earnings) from discontinued operations, net of taxes	152	(105)	499	6,904
Interest expense, net	13,639	15,205	41,430	43,117
Provision for income taxes	9,352	2,235	26,552	11,600
Depreciation and amortization	3,868	6,109	10,956	19,879

EBITDA	42,439	27,946	121,489	93,135
Management fee and other expenses (a)	1,217	877	3,035	2,690
Restricted unit expense (b)	140	140	417	475
Insurance subsidiary interest income	844	519	2,330	1,452
Severance and other charges	265	281	1,610	490

Adjusted EBITDA*	$44,905	$29,763	$128,881	$98,242

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments of $32,089 and $12,068 for the nine months ended September 30, 2007 and 2006, respectively.
(a)	Reflects management sponsor fee and loss on disposal of assets.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan.

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Team Finance LLC

Financial Highlights

Balance Sheet Data	September 30, 2007	December 31, 2006
	(in thousands)
Cash and cash equivalents	$19,807	$3,999
Accounts receivable, net	227,815	207,031
Long term debt, including current portion	632,562	642,550

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